UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2005

AFG INVESTMENT TRUST D LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Delaware	0-25648	04-3157233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1050 Waltham Street	Lexington, MA	02421
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (781) 676-0009

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2 under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 15, 2005, AFG Investment Trust D Liquidating Trust (the “Liquidating Trust”) sold its interest in a McDonnell Douglas DC-8 aircraft to Corporacion Ygnus Air, S.A., and received proceeds of $6.6 million. Concurrent with the sale, $2.4 million of the sales proceeds were used to pay the outstanding principal and interest on the debt collateralized by the sold aircraft.

Item 8.01 Other Events.

On December 16, 2005 the Liquidating Trust declared a $5.0 million distribution to the beneficial interest holders of the Liquidating Trust on that date to be paid on or before December 30, 2005. The distribution represents a return of a significant portion of the Liquidating Trust’s cash including proceeds received from the sale of the aircraft discussed in Item 2.01 above. The distribution is approximately $1.89 per Class A beneficial interest.

Exhibit

10.1 Aircraft Purchase Agreement Dated as of the 15th day of December, 2005 between U.S. Bank National Association, not in its individual capacity, but solely as owner trustee, as Seller, and Corporacion Ygnus Air, S.A., as Buyer, in respect of one McDonnell Douglas DC-8-73F Aircraft.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFG INVESTMENT TRUST D LIQUIDATING TRUST By AFG ASIT Corporation, Manager of the Registrant by appointment of Wilmington Trust Company, Liquidating Trustee
By: /s/ Richard K Brock
Date: December 20, 2005	Richard K Brock Chief Financial Officer

Exhibit Index

Exhibit 10.1 Aircraft Purchase Agreement Dated as of the 15th day of December, 2005 between U.S. Bank National Association, not in its individual capacity, but solely as owner trustee, as Seller, and Corporacion Ygnus Air, S.A., as Buyer, in respect of one McDonnell Douglas DC-8-73F Aircraft (filed herewith)